Form 8-K

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                Date of Report(Date of earliest event reported):
                                  June 4, 1999


                            WESTMORELAND COAL COMPANY
                            -------------------------
             (Exact name of registrant as specified in its charter)


          DELAWARE                       0-752                     23-1128670
          --------                       -----                     ----------
(State or other jurisdiction       (Commission File             (I.R.S. Employer
of incorporation or                 Number                       Identification
organization)                                                    No.)


2 North Cascade Avenue, 14th Floor, Colorado Springs, Colorado       80903
--------------------------------------------------------------       -----
(Address of principal executive offices)                          (Zip Code)

Registrant's telephone number,
   including area code:                            719-442-2600
                                                   ------------

Item 5.     Other Events

     The Company reported today that it had received today certified results of the recent proxy contest in connection with the election of common and preferred directors. Management's two slates of nominees were reelected by a substantial margin.

Item 7.     Financial Statements and Exhibits

         (c)

         No.         Description

         99.10       Press release dated June 4, 1999


                                 SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                         WESTMORELAND COAL COMPANY



Date: June 4, 1999                  /s/ Robert J. Jaeger
                                    --------------------------
                                    By: Robert J. Jaeger
                                    Senior Vice President-Finance
                                    and Treasurer

<PAGE 1>
EXHIBIT 99.10

                             -----------------------
                             WESTMORELAND MANAGEMENT
                               WINS PROXY CONTEST
                             -----------------------


Colorado Springs, CO -- June 4, 1999 -- Westmoreland Coal Company (AMEX:WLB) reported that it had received today certified results of the recent proxy contest in connection with the election of common and preferred directors. Management's two slates of nominees were reelected by a substantial margin.

The elections took place at a Special Meeting of Shareholders convened on May 12, 1999, as provided for in a settlement agreement related to the Company's emergence from Chapter 11 in January. Representatives of an Equity Committee had demanded that a shareholders meeting be held on an expedited basis following the Company's dismissal from bankruptcy. Certain of the Equity Committee's members then formed a dissident group to challenge the existing management and directors and nominated themselves and four others for election to the Board. Over the course of the last year the dissidents had advocated a complete or partial liquidation of the Company in the hope of making distributions to at least some shareholders if retiree health benefit obligations could be terminated or limited. Westmoreland's management and Board advocated continued operation of the business and renewed efforts to grow the 145 year old Company in an attempt to both continue providing retiree benefits to thousands of former employees and their dependents and to deliver value to shareholders.

Common shareholders voted for the election of five directors. Because the Company had missed more than six preferred dividend payments in the course of restructuring since 1992, preferred shareholders were entitled to vote for the election of two directors. Results show that management nominees for the common director seats received approximately 19% more votes than the dissident nominees and approximately 24% more for the preferred seats. Tabulation and certification of the voting results were performed by CT Corporation System ("CT"), an independent inspector of election located in Wilmington, Delaware.

                                                                     (Continued)
<PAGE 2>

"We sincerely appreciate the support of Westmoreland's common and preferred shareholders in this election and their recognition of all that has been accomplished by our Board, management and employees in the Company's turn-around process", said Christopher K. Seglem, Chairman, President and CEO. "Our job, however, is far from over. We must now complete the work of putting the Company on a solid, profitable and growing basis. An important aspect of this task and a top priority for management and all seven members of our Board will be resolution of the existing preferred dividend issue in such a way as to enable the Company to continue providing its federally mandated retiree health benefits and at the same time retain the economic strength to preserve and enhance future shareholder value. We are all anxious to return our primary focus to the management of Westmoreland's current businesses and development of new opportunities."

Westmoreland Coal Company, headquartered in Colorado Springs, Colorado, is currently engaged in western coal mining through its 80% owned subsidiary Westmoreland Resources, Inc. and independent power production through its wholly-owned subsidiary Westmoreland Energy, Inc. The Company also holds a 20% interest in Dominion Terminal Associates, a coal shipping and terminal facility in Newport News, Virginia.

     This press release (including the discussion of the Company's focus going forward) contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including without limitation: general economic and business conditions; the ability of the Company to implement its business strategy; the Company's access to financing; the Company's ability to successfully identify new business opportunities; the Company's ability to achieve anticipated cost savings and profitability targets; changes in the industry; competition; the Company's ability to utilize its tax net operating losses; the ability to reinvest excess cash at an acceptable rate of return; weather conditions; the availability of transportation; price of alternative fuels; costs of coal produced by other countries; and, the effect of regulatory and legal proceedings. Other factors that could cause actual results to differ materially from those in the forward-looking statements, or that could contribute to such a difference, are identified in the Company's 1998 Form 10-K/A and first quarter 1999 Form 10-Q.

                                      # # #

           For further information contact Diane Jones (719) 442-2600